EX 99.23(d)(192)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson National Asset Management, LLC
and
Invesco Advisers, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Invesco Advisers, Inc., a Delaware corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 1, 2010 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust.

           Whereas, the Adviser and Sub-Adviser have agreed to the following fund name changes (“Changes”): 1) JNL/AIM Global Real Estate Fund to JNL/Invesco Global Real Estate Fund; 2) JNL/AIM International Growth Fund to JNL/Invesco International Growth Fund; 3) JNL/AIM Large Cap Growth Fund to JNL/Invesco Large Cap Growth Fund; and 4) JNL/AIM Small Cap Growth Fund to JNL/Invesco Small Cap Growth Fund.

Whereas, the Adviser and Sub-Adviser have also agreed to amend Schedule A and Schedule B of the Agreement for these Changes.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.  Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated October 11, 2010, attached hereto.

2.  Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated October 11, 2010, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 11th day of October, 2010.

Jackson National Asset Management, LLC	Invesco Advisers, Inc.

By: /s/ Mark D. Nerud	By: /s/ P. Michelle Grace
Name: Mark D. Nerud	Name: P. Michelle Grace
Title: President and CEO	Title: Vice President

SCHEDULE A
October 11, 2010
(Funds)

JNL/Invesco Global Real Estate Fund
JNL/Invesco International Growth Fund
JNL/Invesco Large Cap Growth Fund
JNL/Invesco Small Cap Growth Fund

SCHEDULE B
October 11, 2010
(Compensation)

JNL/Invesco Global Real Estate Fund
Average Daily Net Assets	Annual Rate

$0 to $50 Million	0.50%
Amounts over $50 Million	0.45%

JNL/Invesco International Growth Fund
Average Daily Net Assets	Annual Rate

$0 to $250 Million	0.40%
Amounts over $250 Million	0.35%

JNL/Invesco Large Cap Growth Fund
Average Daily Net Assets	Annual Rate

$0 to $150 Million	0.40%*
Amounts over $150 Million	0.35%

*For the purpose of calculating the sub-adviser fee for the JNL/Invesco Large Cap Growth Fund, assets must be combined with assets of the JNL/Invesco Global Real Estate Fund, the JNL/Invesco International Growth Fund, and the JNL/Invesco Small Cap Growth Fund.  For combined net assets greater than $1 billion, the sub-adviser fee will be 0.35% on all assets of the JNL/Invesco Large Cap Growth Fund.

JNL/Invesco Small Cap Growth Fund
Average Daily Net Assets	Annual Rate

$0 to $500 Million	0.60%**
Amounts over $500 Million	0.55%

** For the purpose of calculating the sub-adviser fee for the JNL/Invesco Small Cap Growth Fund, assets must be combined with assets of the JNL/Invesco Global Real Estate Fund, the JNL/Invesco International Growth Fund, and the JNL/Invesco Large Cap Growth Fund, collectively.  For combined net assets greater than $1 billion, the sub-adviser fee will be 0.60% on net assets up to $250 million and 0.55% on net assets greater than $250 million for the JNL/Invesco Small Cap Growth Fund.